---------
FORM 4
---------
                                                STATEMENT OF
                                       CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person*
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Last)            WADDDLES
     ----------------- -------------------------------------------------------------------------------------------------------------
     (First)           OMER
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Middle)          E.
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Street)          5975 Castle Creek Parkway, North Drive
     ----------------- -------------------------------------------------------------------------------------------------------------
     (City)            Indianapolis
     ----------------- -------------------------------------------------------------------------------------------------------------
     (State)           IN
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Zip)             46250
     ----------------- -------------------------------------------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ------------------------------------- -----------------------------------------------------------------------------------------
     (Issuer Name)                         ITT Educational Services, Inc.
     ------------------------------------- -----------------------------------------------------------------------------------------
     (Ticker or Trading Symbol)            ESI
     ------------------------------------- -----------------------------------------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------- --------------------------------------------------------------------------------------------------------
     (I.D. Number)
     ---------------------- --------------------------------------------------------------------------------------------------------

4.   Statement for Month/Year
     --------------- ---------------------------------------------------------------------------------------------------------------
     (Month)         January
     --------------- ---------------------------------------------------------------------------------------------------------------
     (Year)          2001
     --------------- ---------------------------------------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     -------------- ----------------------------------------------------------------------------------------------------------------
     (Month)
     -------------- ----------------------------------------------------------------------------------------------------------------
     (Day)
     -------------- ----------------------------------------------------------------------------------------------------------------
     (Year)
     -------------- ----------------------------------------------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     / /     (Director)
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     /X/     (Officer, Include title)              Executive Vice President
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     / /     (10% Owner)
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     / /     (Other, specify)
     ------- ------------------------------------- ---------------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)
     X
     ------- -----------------------------------------------------------------------------------------------------------------------
     /X/     Form filed by One Reporting Person
     ------- -----------------------------------------------------------------------------------------------------------------------
     / /     Form filed by More than One Reporting Person
     ------- -----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------ ----------- ---------------- --------------------------- -------------- ------------- ---------
1.Title of Security                2.Transac-  3. Transaction   4. Securities Acquired (A)  5. Amount of   6. Owner-    7. Nature of
(Instr.3)                          tion Date   Code (Instr.8)   or Disposed of (D)          Securities     ship Form:   Indirect
                                   (Month/                      (Instr. 3,4, and 5)         Beneficially   Direct (D)   Beneficial
                                    Day/Year) --------------------------------------------- Owned at End   or Indirect  Ownership
                                              Code        V       Amount    (A) or  Price   of Month       (I)         (Instr.4)
                                                                            (D)             (Instr. 3 & 4) (Instr.4)
---------------------------------- ----------- --------  ------ ---------   ------- ------  -------------- ------------ ---------
Common Stock                       1/23/01     A         V      1,491       A               4,273 shares   D
                                                                shares
---------------------------------- ----------- --------  ------ ---------   ------- ------  -------------- ------------ ---------
                                                                                            212 shares (1) I            By 410(k)
                                                                                                                        Plan
---------------------------------- ----------- --------  ------ ---------   ------- ------  -------------- ------------ ---------
---------------------------------- ----------- --------  ------ ---------   ------- ------  -------------- ------------ ---------
---------------------------------- ----------- --------  ------ ---------   ------- ------  -------------- ------------ ---------
---------------------------------- ----------- --------  ------ ---------   ------- ------  -------------- ------------ ---------
---------------------------------- ----------- --------  ------ ---------   ------- ------  -------------- ------------ ---------
---------------------------------- ----------- --------  ------ ---------   ------- ------  -------------- ------------ ---------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instructions 4(b)
(v).

----------------------
FORM 4 (CONTINUED)
----------------------

------------------------------------------------------------------------------------------------------------------------------------
                   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------

----------------- -------------- ---------------- ---------------- -------------------------------------- --------------------------
1. Title of       2. Conversion  3. Transaction   4. Transaction   5. Number of Derivative Securities     6. Date Exercisable and
Derivative        or Exercise    Date             Code (Instr.8)   Acquired (A) or Disposed of (D)        Expiration Date
Security          Price of      (Month/Day/Year)                  (Instr.3,4, and 5)                     (Month/Day/Year)
(Instr.3)         Derivative
                  Security
                                                  ----------------------------------------------------------------------------------
                                                  Code       V     (A)                           (D)      Date            Expiration
                                                                                                          Exercisable     Date
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
Stock Option      19.438         1/23/01          A                10,000                                 1/23/02          1/25/11
(Right to Buy)
(2)
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
Stock Option      19.438         1/23/01          A                10,000                                 1/23/03          1/25/11
(Right to Buy)
(2)
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
Stock Option      19.438         1/23/01          A                10,000                                 1/23/04          1/25/11
(Right to Buy)
(2)
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------

------------------------------------------------------------------------------------------------------------------------------------
              TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
7. Title and Amount of Underlying Securities       8. Price of       9.Number of Derivative   10. Ownership Form    11. Nature of
(Instr.3 and 4)                                    Derivative        Securities Beneficially  of Derivative         Indirect
-------------------------------------------------  Security          Owned at End of Month    Security: Direct (D)  Ownership
Title                              Amount or       (Instr.5)         End of Month (Instr.4)   or Indirect (I)       (Instr.4)
                                   Number of                                                  (Instr.4)
                                   Shares
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
Common Stock                       10,000
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
Common Stock                       10,000
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
Common Stock                       10,000                            30,000                   D
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------
-------------------------------------------------  ----------------- -----------------------  -------------------   ----------------

Explanation of Responses:

(1) From May 1 2000 through January 15, 2001, the reporting person acquired 212 shares of ESI common stock under the ESI 401(k) plan.
(2) Options awarded under the 1997 ITT Educational Services, Inc. Incentive Stock Plan, a Rule 16b-3 plan.


                                                                          /s/ Omer E. Waddles                              2/1/01
                                                                          ---------------------------------              -----------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person
Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instructions 6 for procedure.

Potential persons who are to respond to the collection of information Contained in this form are not required to respond unless the form displays a currently valid OMB Number.

--------------------------------------------------------------------------------
         To view the actual filing form and general Instructions go to:
                       www.sec.gov/smbus/forms/form4.htm
--------------------------------------------------------------------------------

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